EXHIBIT 99.1

TransDigm Inc. Commences Tender Offer and
Consent Solicitation With Respect to Outstanding 8 3/8% Senior Subordinated Notes Due 2011

CLEVELAND, May 25 /PRNewswire-FirstCall/—TransDigm Inc., a wholly-owned subsidiary of TransDigm Group Incorporated (NYSE: TDG), announced today that it has commenced a cash tender offer to purchase any and all of its $400,000,000 aggregate principal amount of outstanding 8 3/8% Senior Subordinated Notes due 2011. In connection with the tender offer, TransDigm Inc. is soliciting consents to, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the notes. The tender offer and the consent solicitation are being made upon the terms and subject to the conditions set forth in the offer to purchase and consent solicitation statement and the related consent and letter of transmittal, each dated May 25, 2006.

The tender offer is scheduled to expire at midnight New York City time, on June 22, 2006, unless extended. The total consideration for each $1,000 aggregate principal amount of notes accepted for payment, and for the related consents, will be the present value on the applicable payment date of future cash flows on the notes up to and including July 15, 2006, based on the assumption that the notes will be redeemed at a price of $1,062.81 per $1,000 principal amount on such date, discounted at a rate equal to 50 basis points over the yield to maturity on the 7.0% U.S. Treasury Note due July 15, 2006. The total consideration for notes tendered, and for the related consents, if such notes are tendered on or prior to the consent date of 5:00 p.m., New York City time, on June 8, 2006, unless such date is extended, and such notes are accepted for payment by the Company, includes a consent payment of $30.00 per $1,000 aggregate principal amount of notes. Holders who tender notes after the consent date will not receive the consent payment. Holders who tender notes that are accepted for payment and purchased by TransDigm Inc. also will be paid accrued and unpaid interest up to, but not including, the payment date. Tendered notes may not be withdrawn and consents may not be revoked after the consent date.

The dealer manager and solicitation agent will determine the actual pricing, based on the foregoing, on June 9, 2006, although this price determination date may be extended by TransDigm Inc. TransDigm Inc. will publicly announce the pricing information by issuing a press release prior to 9:00 a.m., New York City time, on the day following the price determination date.

TransDigm Inc. expects to pay for any notes purchased pursuant to the tender offer and consent solicitation on a date promptly following the expiration of the tender offer. In conjunction with the tender offer and consent solicitation, TransDigm Inc. intends to refinance all of the indebtedness outstanding under its existing senior secured credit facilities and a loan agreement under which TransDigm Group Incorporated is the borrower. To finance the tender offer, the consent solicitation and the other refinancing transactions referred to above and to pay related fees and expenses, TransDigm Inc. intends to (a) enter into new senior secured credit facilities, (b) issue and sell senior subordinated notes pursuant to the terms of a new indenture and (c) use a portion of its available cash balances, as described in the offer to purchase and consent solicitation statement.

Holders may not tender notes without delivering consents and may not deliver consents without tendering notes. The obligation of TransDigm Inc. to accept for payment and purchase the notes in the tender offer, and pay for the related consents, is conditioned on, among other things, the consummation of the financing transactions described above.

This announcement is neither an offer to purchase, nor a solicitation of an offer to purchase, nor a solicitation of tenders or consents with respect to, any notes. The tender offer and the consent solicitation are being made solely pursuant to the offer to purchase and consent solicitation statement and the related letter of transmittal.

The Company has retained Credit Suisse Securities (USA) LLC to serve as the dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-0652 (collect). Requests for documents in connection with the tender offer and the consent solicitation may be directed to Mackenzie Partners, Inc., the information agent for the tender offer and the consent solicitation, at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of TransDigm Group Incorporated to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Statements regarding the tender offer, the consent solicitation and the other refinancing transactions, as well as any other statements that are not historical facts in this press release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include, but are not limited to, general market conditions, whether the conditions to the closing of the tender offer and consent solicitation are satisfied (including whether the financing transactions described in the offer to purchase and consent solicitation statement are consummated) and other factors detailed in the filings made by TransDigm Group Incorporated and TransDigm Inc. with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Except as required by applicable law, neither TransDigm Group Incorporated nor TransDigm Inc. undertakes any duty to update these forward-looking statements due to new information or as a result of future events.

About TransDigm Group

TransDigm Group Incorporated, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electro- mechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving.

CONTACT:

Investor Relations

216.706.2945

ir@transdigm.com